FORM S-3/S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               GLOBALNETCARE, INC.
               (Exact name of Company as specified in its charter)
FLORIDA                                                   980215778
(State or other jurisdiction of                      (I.R.S. Employer
incorporation  or organization)                      identification  No.)

                                    SUITE 950
                               2000 MCGILL COLLEGE
                                     H3A 3H3
                            MONTREAL, QUEBEC, CANADA
                          TELEPHONE:  (877) 288 - 4909
                    (Address of Principal Executive Offices)
                    ----------------------------------------
                              EMPLOYMENT AGREEMENTS
                            (Full title of the plan)
                            ------------------------
                                  PATRICK POWER
                             PRESIDENT AND DIRECTOR
                               GLOBALNETCARE, INC.
                         SUITE 950 - 2000 MCGILL COLLEGE
                        MONTREAL, QUEBEC, CANADA  H3A 3H3
              TELEPHONE:  (877) 288-4909  FACSIMILE: (514) 288-6309
                                 With a copy to:
                                  CLARK, WILSON
                                 BERNARD PINSKY
                         #800 - 885 WEST GEORGIA STREET
                   VANCOUVER, BRITISH COLUMBIA, CANADA V6C 3H1
            TELEPHONE NO.: (604) 643-3153, FACSIMILE: (604) 687-6314
                     (Name and address of agent for service)
                     ---------------------------------------

CALCULATION  OF  REGISTRATION  FEE
   TITLE OF SECURITIES TO BE REGISTERED     AMOUNT TO BE REGISTERED     PROPOSED
   ------------------------------------     -----------------------     --------
   MAXIMUM OFFERING PRICE PER UNIT     PROPOSED MAXIMUM AGGREGATE OFFERING PRICE
   -------------------------------     -----------------------------------------
                           AMOUNT OF REGISTRATION FEE
                           --------------------------
         Common Shares     1,000,000(1)     N/A     N/A     $150.48 (2)
(1) All of the 1,000,000 common shares to be registered hereby are being offered by Selling Shareholders.
(2) The Registration Fee is calculated in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the last sale price of the common shares of the Company on the National Association of Securities Dealers Inc.'s Over-the-Counter Bulletin Board as of March 14, 2000.

                                1,000,000 Shares
                               GLOBALNETCARE, INC.
                        Common Shares (par value $0.001)
The 1,000,000 common shares (the "Shares") in the capital of GlobalNetCare, Inc. ("GlobalNetCare" or the "Company") being registered pursuant to this Registration Statement are offered by certain shareholders of the Company (the "Selling Shareholders"). The Shares owned by the Selling Shareholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices by the Selling Shareholders, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. The Company will not receive any proceeds from the sale of any of the Shares by the Selling Shareholders. GlobalNetCare's common shares are traded on the National Association of Securities Dealers Over-the Counter Bulletin Board under the symbol GBCR. As March 14, 2000, the last sale price of the common shares in the capital of the Company was $0.57.
                            THE COMMON SHARES OFFERED
                          PURSUANT TO THIS REGISTRATION
                     STATEMENT INVOLVE A HIGH DEGREE OF RISK

                               SEE "RISK FACTORS"
                        THESE ARE SPECULATIVE SECURITIES

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The  date  of  this  Prospectus  is  March  16,  2000.

                                TABLE OF CONTENTS

PART  I                                                            PAGE
     Information  Required  in  the  Section  10(A)  Prospectus     3
     Prospectus  Summary                                            4
     The  Company                                                   4
     Risk  Factors                                                  4
     The  Company  and  Recent  Events                              8
     The  Offering                                                  8
     Selling  Security  Holders                                     9
     Description  of  Securities                                    9
     Certificate  of  Incorporation  and  Bylaws                   10
     Experts                                                       10
     Legal  Matters                                                10
PART  II
     Information  Required  in  Registration  Statement            11
Item  3     Incorporation  by  Reference                           11
Item  4     Description  of  Securities                            11
Item  5     Interests  of  Named  Experts  and  Counsel            11
Item  6     Indemnification  of  Directors  and  Officers          11
Item  7     Exemption  from  Registration  Claimed                 13
Item  8     Exhibits                                               13
Item  9     Undertakings                                           13
     Signatures                                                    16

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
                              AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 1934 Act") and in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information convening the Company may be inspected and copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007.
The documents containing the information specified in Part I of this Form S-8/S-3 will be sent or given to the employees as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933 (the "1933 Act"). Such documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference to this Registration Statement pursuant to
Item 3 of Part II hereof), a Prospectus that meets the requirements of Section 10(a) of the 1933 Act.
This Registration Statement relates to the offering of a maximum of 1,000,000 Shares in the capital of the Company, pursuant to an employment agreement, dated November 1, 1999, between Harvey Lalach ("Lalach") and the Company (the "Lalach Agreement") and an employment agreement, dated November 1, 1999, between Jimmy Foussekis ("Foussekis") and the Company (the "Foussekis Agreement"). The Lalach Agreement and the Foussekis Agreement are collectively referred to as the "Employment Agreements"). Lalach and Foussekis are collectively referred to as the "Employees".
INCORPORATION  OF  DOCUMENTS  BY  REFERENCE
The  Company  hereby  incorporates by reference into this Registration Statement and  Prospectus  the  following documents, previously filed with the Commission:
(a) the Company's Form 10-QSB for the quarter ended September 30, 1999, filed December 3, 1999;
(b)     the  Company's  Form  8-K  filed  November  1,  1999;
(c)     the  Company's  Form  10-SB/A2  filed  October  19,  1999;
(d)     the  Company's  Form  10-SB/A1  filed  October  6,  1999;  and
(e)     the  Company's  Form  10-SB  filed  August  20,  1999.
In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the 1934 Act prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon written or oral request, any of the documents incorporated by reference in
Item 1 of Part I or Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and other documents required to be delivered to the Employees pursuant to Rule 428(b) are available without charge by contacting: GlobalNetCare, Inc., Suite 950 - 2000 McGill College, Montreal, Quebec, H3A 3H3, Attention: The President, telephone: (877) 288-4909.
                               PROSPECTUS SUMMARY
The  following  summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.
                                   THE COMPANY
The  Company  offers  an  array  of  health  and  medical  information  via  its proprietary information website - GlobalNetCare.com. The website provides state-of-the-art medical services to Internet users at the click of a button. The website consists of several intelligent, interactive "Virtual Medical Centers" that provide health care professionals and people seeking information with an easy-to-use, interactive learning experience that addresses their subject of concern and creates individual virtual medical records. The Company's computer system follows and advises each user on a one to one confidential basis. See the Company's Form 10-SB and amendments thereto for further  details  on  the  Company's  business  and  operations.
                                  RISK FACTORS
An investment in the Shares entails a number of very significant risks. Because of these risks, funds should only be invested by persons able to bear the risk of and withstand the loss of their entire investment. Prospective investors should also consider the following risk factors before making and investment decision:
Penny  Stock  Rules
-------------------
The Company's common shares are subject to rules promulgated by the SEC relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the such penny stocks. These rules may discourage or restrict the ability of brokers to sell the Company's common shares and may affect the secondary market for the Company's common shares. These rules could also hamper the Company's ability to raise funds in the primary market for the Company's common shares.
Limited  Operating  History
---------------------------
The Company initiated its operations in January, 1999. As a result, it only has a limited operating history on which one can base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like the one faced by the Company. Some of these risks and uncertainties relate to the Company's ability to attract and maintain a large base of users, develop and introduce desirable services and original content to members and users, establish and maintain strategic alliances with pharmaceutical, medical and technical supply companies, establish and maintain relationships with highly qualified and respected doctors, establish and maintain relationships with advertisers and advertising agencies, respond effectively to competitive and technological developments, and build an infrastructure to support the Company's business. The Company cannot be sure that it will be successful in addressing these risks and uncertainties and its failure to do so could have a material adverse effect on its financial condition.
History  of  Losses
-------------------
The Company has not achieved profitability and expects to continue to incur net losses for the foreseeable future and may never become profitable. The Company has incurred net losses of approximately $60,925 during the period from the Company's reinstatement on July 21, 1998 through December 31, 1998.
The Company's ability to generate significant revenues is uncertain. The Company's short and long-term prospects depend upon establishing and maintaining strategic alliances with pharmaceutical, medical and technical supply companies. The Company has projected that a significant portion of its revenues will be generated from such strategic alliances. Accordingly, the Company's success is highly dependent on such alliances and the Company may never generate significant revenues if it does not establish such alliances. Any adverse developments in the pharmaceutical industry, like an increase in the use of generic drugs instead of branded drugs or a reduction in the sales and marketing expenditures of such companies, could have an adverse affect on the Company's ability to generate revenues. As its business evolves, the Company expects to introduce a number of new products and services. With respect to both current and future product and service offerings, the Company expects to significantly increase its marketing and operating expenses in an effort to increase its customer base, enhance its brand image and support its infrastructure. In order for the Company to make a profit, its revenues will need to increase significantly to cover these and other future costs. Even if it becomes profitable, the Company may not sustain or increase its profits on a quarterly or annual basis in the future.

Need  for  Additional  Financing
--------------------------------
Based on its current operating plan, the Company anticipates that it will require additional financing of approximately $1,000,000 by the end of October, 1999 in order to finance the increased promotion and marketing of its website. In addition, the Company anticipates that by the end of 1999 it will require additional financing of approximately $3,000,000 to further develop and expand its website. After that time, the Company may need additional capital or the Company may need to raise additional capital sooner to fund more rapid expansion, to develop new or enhanced services or to respond to competitive pressures.
The Company's ability to continue in business depends upon its continued ability to obtain financing. There can be no assurance that any such financing would be available upon terms and conditions acceptable to the Company, if at all. The inability to obtain additional financing in a sufficient amount when needed and upon acceptable terms and conditions could have a material adverse effect upon the Company. Although the Company believes that it can raise financing sufficient to meet its immediate needs, it will require funds to finance its development and marketing activities in the future. There can be no assurance that such funds will be available or available on terms satisfactory to the Company. If additional funds are raised by issuing equity securities, further dilution to existing or future stockholders is likely to result. If adequate funds are not available on acceptable terms when needed, the Company may be required to delay, scale-back or eliminate its promotional and marketing campaign or its development programs. Inadequate funding also could impair the Company's ability to compete in the marketplace and could result in its dissolution.
Marketing
---------
The Company has not incurred significant advertising, sales and marketing expenses to date. To increase awareness for its website, the Company expects to spend significantly on advertising, sales and marketing in the future. If the Company's marketing strategy is unsuccessful, it may not be able to recover these expenses or increase its revenues. The Company will be required to develop a marketing and sales campaign that will effectively demonstrate the advantages of its website, services and products. The Company's marketing and selling experience of its website to date is very limited. The Company may also elect to enter into agreements or relationships with third parties regarding the promotion or marketing of its website, products and services. There can be no assurance that the Company will be able to establish adequate sales and marketing capabilities, that it will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms or that any third parties with whom it enters into such arrangements will be successful in marketing and promoting the Company's website, products and services. Acceptance of the Company and GlobalNetCare.com
----------------------------------------------------
The Company's success is dependent upon achieving significant market acceptance of its website, products and services by physicians, healthcare professionals and internet consumers. It cannot guarantee that medical professionals or internet consumers will accept GlobalNetCare.com, or even the Internet, as a replacement for traditional sources of healthcare information. Market acceptance of GlobalNetCare.com depends upon continued growth in the use of the Internet generally and, in particular, as a source of healthcare information services for medical professionals and consumers. The Internet may not prove to be a viable channel for these services because of inadequate development of necessary infrastructure, such as reliable network backbones, or complimentary services, such as high-speed modems and security procedures for the transmission of confidential and private healthcare information, the implementation of competitive technologies, government regulation or other reasons. Failure to achieve and maintain market acceptance of GlobalNetCare.com would seriously harm the Company's business. Acceptance of GlobalNetCare.com depends on the success of its advertising, promotional and marketing efforts and the ability to continue to provide high-quality information to its users of its website. To date, the Company has not spent a considerable amount on marketing and promotional efforts. To increase awareness of its website, the Company expects to spend a significant amount on promotion, marketing and advertising in the future. If these expenses fail to develop an awareness of GlobalNetCare.com, these expenses may never be recovered and the Company may never be able to generate future revenues. In addition, even if awareness of GlobalNetCare increases, the Company may not be able to increase or maintain the number of members of GlobalNetCare.com. Generating Revenues from Advertising and Alliances
-------------------------------------------------------
The Company's future success depends on an increase in the use of the Internet as an advertising medium. The Company plans to derive a substantial amount of its revenues from the sale of advertisements and sponsorships on its website. Advertising on the Internet is new and rapidly evolving and cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. The Company cannot predict how its potential advertising customers and sponsors will ultimately react to Internet advertising and sponsorship as compared to traditional advertising media and sponsorship opportunities. This makes it difficult to project the Company's future advertising and sponsorship rates and revenues.
In addition, widespread adoption or increased use by Internet users of "filter" software programs that allow them to limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could have a material adverse effect on the viability of advertising on the Internet and on the Company's ability to generate revenues. If the market for Internet advertising and sponsorships fails to develop or develops more slowly than expected, the Company may not be able to generate the revenues required to continue its operations or to become profitable.
Reliance  upon  Technology  and  Computer  Systems
--------------------------------------------------
The markets in which the Company compete are characterized by rapidly changing technology, evolving technological standards in the industry, frequent new websites, services and products and changing consumer demands. The Company's future success will depend on its ability to adapt to these changes and to continuously improve the performance, features and reliability of its service in response to competitive services and products and the evolving demands of the marketplace, which it may not be able to do. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require the Company to incur substantial expenditures to modify or adapt its services or infrastructure, which might impact its ability to become or remain profitable.
The Company's website utilizes sophisticated and specialized network and computer technology. The Company anticipates that it will be necessary to continue to invest in and develop new and enhanced technology on a timely basis to maintain its competitiveness. Significant capital expenditures may be required to keep its technology up to date. Investments in technology and future investments in upgrades and enhancements to software for such technology may not necessarily maintain the Company's competitiveness. The Company's business is highly dependent upon its computer and software systems, and the temporary or permanent loss of such equipment or systems, through casualty, operating malfunction or otherwise, could have a material adverse effect upon the Company. If the Company cannot operate its website 24 hours a day seven days per week with limited interruptions, its business may be seriously harmed. The Company's website may be required to accommodate a high volume of traffic and deliver frequently updated information. The Company's website may experience slower response times or system failures due to increased traffic on its website or on the internet. The website users and members depend on Internet service providers and other website operators for access to the Company's website. These providers and operators have experienced significant outages in the past and there can be no assurance that such outages or other problems will not occur in the future. Any interruptions in the operation of the Company's website however caused could cause a material adverse effect upon the Company.
Competition
-----------
The Company competes with companies providing or maintaining online services or websites targeted to doctors and the healthcare industry, companies providing or maintaining online general healthcare information and related services, companies providing or maintaining public sector and non-profit websites that contain healthcare information and services, companies providing or maintaining websearch services particularly geared to medical and healthcare websites, and publishers and distributors of traditional media targeted to doctors and the healthcare industry. Competition for users, members and advertisers, as well as general competition in the electronic commerce market, is intense and is expected to increase significantly.
Many of the Company's competitors are substantially larger than the Company and have significantly greater financial resources and marketing capabilities than the Company, together with better name recognition. It is also possible that new competitors may emerge and acquire significant market share. Competitors with superior resources and capabilities may be able to utilize such advantages to market their website, products and services better, faster and/or cheaper than the Company. Increased competition is likely to result in reduced gross margins and loss of market share, either of which could have a material adverse effect upon the Company's business, results of operations and financial condition. In addition, there can be no assurance that the Company will be able to compete successfully against its present or future competitors.

The Company's ability to compete successfully will require it to develop and maintain a technologically advanced website and to provide superior products and services, attract and retain highly qualified personnel and obtain a significant customer base. There can be no assurance that the Company will be able to achieve these objectives. Failure to do so would have a material adverse effect on its business, operating results and financial condition. Furthermore, the Company's website and products and services will compete directly with other existing and subsequently developed products using competing technologies. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies, websites, services and products that are more effective and commercially desirable than those developed or marketed by the Company or that would render the Company's website, products and services non-competitive. Failure of the Company's website, products and services to compete successfully with websites, products and services using competing technologies will have a material adverse effect on the Company's business, operating results and financial condition.
The market for Internet content, products, services and advertising is new, rapidly evolving and intensely competitive. The Company currently competes, or potentially competes, with many providers of website content, information services and products, as well as traditional media and promotional efforts, for audience attention and advertising and sponsorship expenditures. It expects competition to intensify in the future. Barriers to entry are not significant, and current and new competitors may be able to launch new websites at a relatively low cost. Competition for members, users and advertisers, as well as competition in the electronic commerce market, is intense and is expected to increase significantly.
Limited  Protection  for  Intellectual  Property
------------------------------------------------
While the Company is investigating the possibilities of patent, copyright and trademark registration and protection for its intellectual property, no such protection has yet been applied for (except for a trademark registration of the name "GlobalNetCare") or granted. There is no assurance that such registration or protection will be available, and therefore the Company may have little or no protection for its intellectual property assets, comprising the main business assets of the Company.
The Company's Pythian system and its other intellectual property is important to the Company's continued operations and success. The Company's efforts to protect this intellectual property may not be adequate. Unauthorized parties may infringe upon or misappropriate its Pythian system or other proprietary medical information. In the future, litigation may be necessary to protect and enforce the Company's intellectual property rights or to determine the validity and scope of its intellectual property, which could be time consuming and costly. The Company could also be subject to intellectual property infringement claims as the numbers of competitors grows. These claims, even if not meritorious, could be expensive and divert the Company's attention from its continued operations. If the Company becomes liable to any third parties for such claims, it could be required to pay a substantial damage award or to develop comparable non-infringing intellectual property and systems.

Uncertain  Ability  to  Manage  Growth
--------------------------------------
The Company's ability to achieve its planned growth is dependent upon a number of factors including, but not limited to, its ability to hire, train and assimilate management and other employees, the adequacy of the Company's financial resources, the Company's ability to identify and efficiently provide and perform such new products and services as the Company's customers may require in the future and its ability to adapt its systems to accommodate its expanded operations. In addition, there can be no assurance that the Company will be able to achieve its planned expansion or that it will be able to manage successfully such expanded operations. Failure to manage anticipated growth effectively and efficiently could have a material adverse effect on the Company. Dependence Upon Key Personnel
--------------------------------
The Company's key personnel include Dr. George Tsoukas and Dr. David Mulder. Dr. Tsoukas is considered to be a key employee because of his expertise in connection with the development of the Pythian system and because of his network of personal contacts in the medical profession. Dr. Mulder is considered key person because of his extensive expertise and his network of personal contacts within the medical profession. The Company's success is substantially dependent on its ability to retain and motivate its senior management and other key employees and its ability to identify, attract, hire, retain and motivate other highly qualified and respected doctors, which supply, update and maintain all of the original content contained on the Company's website.
The loss of the services of any of the above persons and other key employees, for any reason, may have a materially adverse effect on the prospects of the Company. Although the Company believes that the loss of any of its management or other key employees (apart from those indicated above) will not have a material adverse impact upon the Company, there can be no assurance in this regard, nor any assurance that the Company will be able to find suitable replacements. Furthermore, the Company does not maintain "key man" life insurance on the lives of any of its management or other key employees of the Company. To the extent that the services of any key employee of the Company become unavailable, the Company will be required to retain other qualified persons; however, there can be no assurance that it will be able to employ qualified persons upon acceptable terms.
Original  Content  from  Medical  Experts
-----------------------------------------
GlobalNetCare.com includes original content created for the Company by expert medical professionals. The Company depends on individual doctors and doctors teams to provide the original content for its website. The Company has a limited number of relationships with such doctors and teams and is significantly relying on management's personal contacts to maintain its existing relationships and to develop new relationships. The Company's success depends significantly on its ability to maintain these existing relationships with these content providers, to build new relationships with other content providers and to continue to obtain original content from medical experts. The Company's relationships with expert medical professionals who provide it with a majority of its original proprietary content are generally short-term and project-based. The Company cannot assure that it will be able to maintain such relationships and obtain such information.
Government  Regulation
----------------------
U.S. Congress currently is considering proposed legislation that would establish a new federal standard for protection and use of health information. In addition, the laws of other countries also govern the use of and disclosure of health information. The Company cannot assure that its systems for safeguarding patient health information from unauthorized disclosure or use will preclude successful claims against it for violation of applicable law. The Company also cannot assure that other third-party sites that consumers access through GlobalNetCare.com will maintain systems to safeguard this health information. In addition, future laws or changes in current laws may necessitate costly adaptations to the Company's systems. If the Company fails to comply with current or future laws, it could have a material adverse effect upon the Company's operations.
Each state in the United States imposes restrictions on the ability of persons and corporations to practice medicine. Any finding in a state that the Company is not in compliance with its laws could require the Company to restructure its services, which could adversely affect its business. The laws in some states prohibit some business entities, such as the Company, from practising medicine. These laws generally prohibit us from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state requires licensure for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. These laws restrict the Company's activities and the extent to which it can provide medical advice to its members. If challenged, the Company cannot assure that its activities would be found to be in compliance with such laws.
Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for the Company's website and services, increase its cost of doing business or otherwise have a material adverse effect on its success and continued operations. Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers. The Company cannot guarantee that the United States, Canada or foreign nations will not adopt legislation aimed at protecting Internet users' privacy. Any such legislation could negatively affect the Company's business. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet.
Medical  Malpractice  Risks
---------------------------
The information provided by the Company is intended to be in addition to, and not in substitution for, medical advice from a user's own physician. However, medical advice will be dispensed over the Internet both directly by doctors and indirectly by the Company's Pythian System. The Company is attempting to obtain insurance which would cover risks associated with negligence or faulty medical advice, but such insurance may not be available or may not be sufficient to cover all potential risks. Damage awards in medical malpractice suits can be very high, potentially creating a financial burden that the Company could not withstand if such a suit were successful and not fully covered by insurance.
                          THE COMPANY AND RECENT EVENTS
The Company completed a private placement of 1,114,998 common shares at a price of $0.40 per common share to certain investors in consideration of the repayment of certain loans made by these investors to the Company. Those investors included Bill Manolakos, Univalor, Jimmy Foussekis and Grimbsy Trading Ltd. All common shares are restricted securities for the purposes of Rule 144 of the Securities Act of 1933.
In addition, the Company issued an aggregate of 1,500,000 common shares to employees for services rendered and 35,750 common shares to an individual in consideration of certain products and services sold to the Company. All common shares are restricted securities for the purposes of Rule 144 of the Securities Act of 1933.
                                  THE OFFERING
The Selling Shareholders acquired the Shares pursuant to the Employment Agreements. The Shares offered by the Selling Shareholders may be offered from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.
                            SELLING SECURITY HOLDERS
The following table identifies the Selling Shareholders and indicates (i) the nature of any material relationship that such Selling Shareholders have had with the Company for the past three years, (ii) the number of Shares held by the Selling Shareholders, (iii) the amount to be offered for the Selling Shareholders' accounts, and (iv) the number of shares and percentage of outstanding shares of the common shares in the capital of the Company to be owned by the Selling Shareholders after the sale of the Shares offered by the Selling Shareholders pursuant to this offering. The Selling Shareholders are not obligated to sell the Shares offered in this Prospectus and may choose not to sell any of the Shares or only a part of the Shares. Commission rules require that the Company assume that each Selling Shareholder sells all shares offered with this Prospectus.
Under the 1934 Act, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the common shares in the capital of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rule 10B-6 and 10B-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Shareholders. As of February 25, 2000, there were 14, 858, 129 common shares in the capital of the Company issued and outstanding.

HARVEY  LALACH,  CHIEF  OPERATING  OFFICER
Shares  Beneficially  Owned  Prior  to  Offering:     512,000
Percentage:                                           3.4%
Shares  to  be  Sold:                                 500,000
Shares  Beneficially  Owned  After  Offering:          12,000
Percentage:                                             0.08%
JIMMY  FOUSSEKIS,  COMMUNICATIONS  REPRESENTATIVE
Shares  Beneficially  Owned  Prior  to  Offering:     500,000
Percentage:                                              3.4%
Shares  to  be  Sold:                                 500,000
Shares  Beneficially  Owned  After  Offering:               0
Percentage:                                                0%
                            DESCRIPTION OF SECURITIES
The authorized capital of the Company includes: 50,000,000 shares of common stock with par value of $0.001 of which 14,858,129 were issued and outstanding at February 25, 2000. All of the authorized shares of common stock of the Company are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of common shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefore. Upon liquidation, dissolution or winding up of the Company, holders of common shares are entitled to receive pro rata the assets of Company, if any, remaining after payments of all debts and liabilities. No common shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.
                     CERTIFICATE OF INCORPORATION AND BYLAWS
The Company's certificate of incorporation provides for the indemnification of directors and officers for certain acts to the fullest extent permitted by the Florida Business Corporations Act. Further, the Company's bylaws provide authority for the Company to maintain a liability insurance policy which insures directors or officers against any liability incurred by them in their capacity as such.
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
                                     EXPERTS
The consolidated financial statements of the Company incorporated in the Prospectus by reference from the Company's Form 10-SB have been audited by Councilor, Buchanan & Mitchell, P.C., independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements of the Company have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditiing.
                                  LEGAL MATTERS
The legality of the common shares offered by this Prospectus will be passed upon for the Company and the Selling Shareholders by Clark, Wilson, Vancouver, British Columbia, Canada.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM  3          INCORPORATION  BY  REFERENCE
The Company hereby incorporates by reference into this Registration Statement the following documents, previously filed with the Commission:
(a) the Company's Form 10-QSB for the quarter ended September 30, 1999, filed December 3, 1999;
(b)     the  Company's  Form  8-K  filed  November  1,  1999;
(c)     the  Company's  Form  10-SB/A2  filed  October  19,  1999;
(d)     the  Company's  Form  10-SB/A1  filed  October  6,  1999;
(e)     the  Company's  Form  10-SB  filed  August  20,  1999;  and
(f) the description of the Company's common shares as contained in the Company's Form 10-SB, Form 10-SB/A1 and From 10-SB/A2.
In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the 1934 Act prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM  4          DESCRIPTION  OF  SECURITIES
Not  Applicable.
ITEM  5          INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL
Not  Applicable.
ITEM  6          INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS
The Company's Articles provide that, to the fullest extent permitted by law, no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders. In addition, the Company's Articles authorize the Company to, in its by-laws or in any resolution of its directors or shareholders, undertake to indemnify the officers and directors of the Company against any contingency or peril as may be determined in the best interests of the Company. Further, the Company is authorized by its Articles to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Company or of any corporation of which the Company is a shareholder, against any liability which may be incurred by him/her in that capacity. The Company maintains liability insurance to cover its directors and officers. Such provisions do not eliminate the personal liability of the Company's directors and officers for monetary damages as a result of a breach of fiduciary duty or for any actions or omissions which were not done in good faith.
Under section 607.0850 of the Florida Business Corporation Act, the Company has the power to indemnify:
(a) any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and
(b) any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgement in its favour by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any proceeding referred to in (a) or (b) above, or in defense of any claim, issue, or matter therein, the Company is required to indemnify him or her against expenses actually and reasonably incurred by him or her in connection with such proceeding. Any indemnification under (a) or (b) above, unless pursuant to a determination by a court, shall be made by the Company only as authorized by its Board of Directors.

Regardless of under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:
(a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; or
(c) wilful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favour or in a proceeding by or in the right of a shareholder.
ITEM  7          EXEMPTION  FROM  REGISTRATION  CLAIMED
The 1,000,000 shares registered under this Registration Statement were issued to the Employees pursuant to the exemption from the registration requirements of the  1933  Act  provided  by  Regulation  S  promulgated  under  the  1934  Act.
ITEM  8          EXHIBITS
Number     Description
------     -----------
4.1 Employment Agreement, dated November 1, 1999, between the Company and Harvey Lalach
4.2 Employment Agreement, dated November 1, 1999, between the Company and Jimmy Foussekis
5.1     Opinion  of  Clark  Wilson,  Barristers  &  Solicitors
23.1     Consents  of  Clark,  Wilson  (included  in  Exhibit  5.1)
ITEM  9     UNDERTAKINGS
(a)     The  Company  hereby  undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the Registration Statement;

(2) for the purpose of determining any liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Company hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company is the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, this 23 day of March, 2000.

GLOBALNETCARE,  INC.
By:
/A/ Patrick Power
Patrick  Power,
President  and  Director

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURES

Per: /s/ Patrick Power
     Patrick  Power
     President/Secretary/Director
     March  23,  2000

Per: /s/ Nick Pedafronimos
     Nick  Pedafronomis
     Chief  Financial  Officer/Treasurer/Director
     March  23,  2000

Per: /s/ George Tsoukas
     George  Tsoukas
     Chief  Executive  Officer/Director
     March  23,  2000

Per: /s/ David Mulder
     David  Mulder
     Director
     March  23,  2000
Authorized  Representative  in  the  United  States:

Per:
     Corporation  Service  Company
     Registered  Agent
     March  ,  2000